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                                                                    Exhibit 11

            STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                                 Six Months Ended          Three Months Ended
                                                                     March 31,                 March 31,
                                                                 1995         1994         1995         1994
Net income per share was computed as follows:
Primary:
1) Income before cumulative effect of a
      change in accounting principle                          $2,533,760   $5,382,565   $1,602,197   $2,823,923
    Cumulative effect of a change in accounting principle         ---       3,059,000       ---          ---
    Net income                                                $2,533,760   $8,441,565   $1,602,197   $2,823,923

2) Weighted average shares outstanding                         6,369,903    6,618,176    6,349,441    6,597,095
3) Incremental shares under stock options
      computed under the treasury stock method
      using the average market price of
      issuer's stock during the period                            73,296      144,183       80,008      146,434
4) Weighted average shares and common
      equivalent shares outstanding                            6,443,199    6,762,359    6,429,449    6,743,529
5) Weighted average shares outstanding
      which were used for calculation                          6,369,903(A) 6,618,176(A) 6,349,441(A) 6,597,095(A)
6) Income per share before (item 1 divided by
      item 5) cumulative effect of a
      change in accounting principl                           $     0.40   $     0.81   $     0.25   $     0.43
    Cumulative effect of  a change in accounting principle
      per share                                                    ---           0.47         ---         ---
    Net income per share                                      $     0.40   $     1.28   $     0.25   $     0.43

Fully Diluted:
1) Unadjusted income before cumulative effect
      of a change in accounting principle                     $2,533,760   $5,382,565   $1,602,197   $2,823,923
2) Interest on convertible subordinated
      debentures, net of tax effect                              492,285      492,295      246,148      246,148
3) Adjusted income before cumulative effect
      of a change in accounting principle                     $3,026,045   $5,874,860   $1,848,345   $3,070,071
    Cumulative effect of a change in accounting principle         ---       3,059,000      ---           ---
    Adjusted net income                                       $3,026,045   $8,933,860   $1,848,345   $3,070,071
4) Weighted average shares outstanding                         6,369,903    6,618,176    6,349,441    6,597,095

5) Incremental shares under stock options
      computed under the treasury stock method
      using the higher of the average or ending
      market price of issuer's stock at the end
      of the periods                                              95,537      144,183       95,537      146,434
6) Incremental shares relating to
      convertible subordinated debentures                      1,183,042    1,183,042    1,183,042    1,183,042
7) Weighted average shares and common
      equivalent shares outstanding                            7,648,482    7,945,401    7,628,020    7,926,571

8) Income per share before (item 3 divided by
      item 7) cumulative effect of a change
      in accounting principle                                  $    0.40    $    0.74    $    0.24    $    0.39
    Cumulative effect of change in accounting principle            ---           0.38        ---          ---
    Net income per share                                       $    0.40    $    1.12    $    0.24    $    0.39


(A) Dilutive effect of common equivalent shares not included since dilution is less than 3%.


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